Exhibit 3.1

AMENDMENT

TO

AMENDED AND RESTATED BYLAWS

OF

INVENDA CORPORATION

The Amended and Restated Bylaws of Invenda Corporation (the “Bylaws”) are hereby amended as follows:

1. Section 2.4 of the Bylaws shall be deleted in its entirety and shall be replaced with the following:

Written notice of any meeting of stockholders, stating the place, date and hour of the meeting, and (if it is a special meeting) the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting (except to the extent that such notice is waived or is not required as provided in the Delaware General Corporation Law or these Bylaws). Such notice shall be given in accordance with, and shall be deemed effective as set forth in, Section 222 (or any successor section) of the Delaware General Corporation Law.

2. The effective date of this amendment is November 19, 2007.

INVENDA CORPORATION

By:	/s/ Kamran Amjadi
Name:	Kamran Amjadi
Title:	Chairman and Chief Executive Officer